                                  EXHIBIT 5.1
                         CONSENT OF COOLEY GODWARD LLP
                        [COOLEY GODWARD LLP LETTERHEAD]

May 11, 1998

Maxim Pharmaceuticals, Inc.
8899 University Center Lance, Suite 200
San Diego, CA  92122

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Maxim Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the offering of 75,000 shares on the Company's Common Stock to be sold by certain stockholders, as described in the Registration Statement (the "Shares").

In connection with this opinion, we have examined relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ LANCE W. BRIDGES
-----------------------
Lance W. Bridges, Esq.